SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

LSI Industries Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2024 Annual Meeting of Shareholders

September 16, 2024

Dear Shareholders:

We are pleased to invite you to attend our 2024 Annual Meeting of Shareholders. The meeting will be held on Tuesday, November 5, 2024, at 9:00 a.m. This year’s Annual Meeting will be a virtual meeting of shareholders. We believe that hosting a virtual meeting provides expanded access and improved communication between our shareholders and the Company. Only shareholders of record on September 10, 2024 may attend and vote at the Meeting. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LYTS2024. You will also be able to attend by telephone in “listen only” mode by calling 1-877-328-2502 (U.S. toll free) or 1-412-317-5419 (International dial in). You will not be able to attend the Annual Meeting in person.

The enclosed Notice of the Meeting and Proxy Statement provide detailed information about the items of business to be conducted at the Annual Meeting and voting procedures for the Meeting.  The Proxy Statement also provides information about our Board candidates, the Board and the Board Committees.

We are sending a Notice of Internet Availability of Proxy Materials to you on or about September 16, 2024. The Notice contains instructions that explain how to access and review the proxy materials and our Annual Report on Form 10-K on the internet. The approximate mailing date of the Proxy Statement and the accompanying proxy card also is September 16, 2024.

A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose in connection with the Annual Meeting during normal business hours at our principal executive offices for a period of at least 10 days prior to the Annual Meeting.

Even if you own only a few shares, we want your shares to be represented at the meeting.  We urge you to complete, sign, date and promptly return your proxy card in the enclosed envelope.

Sincerely yours,

James A. Clark	Wilfred T. O’Gara
Chief Executive Officer	Chairman of the Board

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON NOVEMBER 5, 2024

The Notice of Meeting and Proxy Statement and the Company’s Annual Report on

Form 10-K are available at investors.lsicorp.com/financials/annual-reports

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

LSI INDUSTRIES INC.

Time: 9:00 a.m., Eastern Standard Time

Date: Tuesday, November 5, 2024

Place: www.virtualshareholdermeeting.com/LYTS2024 or 1-877-328-2502 (U.S. toll free) / 1-412-317-5419 (International dial in) - listen only mode

Purpose:

●	Elect as members of the Board of Directors the seven nominees named in the Proxy Statement;

●	Ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2025; and

●	Approve on an advisory basis the compensation of the Company’s named executive officers.

Only shareholders of record on September 10, 2024 may vote at the meeting. The approximate mailing date of the Proxy Statement and proxy card is September 16, 2024.

Your vote is important.  Please complete, sign, date, and promptly return your proxy card in the enclosed envelope.

/s/ Thomas A. Caneris

Thomas A. Caneris

Executive Vice President, Human Resources and General Counsel; Secretary

September 16, 2024

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON NOVEMBER 5, 2024

The Notice of Meeting and Proxy Statement and the Company’s Annual Report on

Form 10-K are available at investors.lsicorp.com/financials/annual-reports

Table of Contents

Page

INTRODUCTION	1
VOTING AT ANNUAL MEETING	1
General Information	1
2024 ANNUAL MEETING PROPOSALS	3
Proposal 1. Election of Directors	3
Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm	3
Proposal 3. Advisory Vote on Executive Compensation	4
NOMINEES FOR BOARD OF DIRECTORS	5
EXECUTIVE OFFICERS	7
EXECUTIVE COMPENSATION	9
Compensation Discussion and Analysis	9
COMPENSATION COMMITTEE REPORT	20
Equity Compensation Plan Information	26
CEO PAY RATIO DISCLOSURE	27
PAY VERSUS PERFORMANCE	28
CORPORATE GOVERNANCE	32
DIRECTOR COMPENSATION	33
COMMITTEES OF THE BOARD	34
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	37
RELATED PERSON TRANSACTIONS	38
QUESTIONS	38
ANNEX A—NON-GAAP MEASURES	A-1

The Company makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q, and 8-K and any amendments thereto. To access these filings, go to the Company’s website (www.lsicorp.com), navigate to the “Investors” page and click on “SEC Filings” under the “Financials” header. Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024, including financial statements and schedules thereto, filed with the SEC are also available without charge to shareholders upon written request addressed to:

LSI Industries Inc.

Thomas A. Caneris

EVP Human Resources and General Counsel; Secretary

10000 Alliance Road

Cincinnati, Ohio 45242

LSI INDUSTRIES INC.

10000 Alliance Road

Cincinnati, Ohio 45242

(513) 793-3200

__________________________________________

P R O X Y   S T A T E M E N T

__________________________________________

Annual Meeting of Shareholders

November 5, 2024

INTRODUCTION

The Board of Directors of LSI Industries Inc. is requesting your proxy for the Annual Meeting of Shareholders on November 5, 2024, and at any postponement or adjournment of such meeting.  This Proxy Statement and the accompanying proxy card were first made available on or about September 16, 2024 to shareholders of record as of September 10, 2024.

VIRTUAL MEETING

We are hosting a virtual meeting of shareholders for the Annual Meeting because the virtual meeting format provides expanded access and improved communication between our shareholders and the Company. We see the virtual format as a way to drive more shareholders to attend and participate in the Annual Meeting because the virtual format allows shareholders, wherever they may be located, to attend the Annual Meeting. Mindful that our shareholders reside in locations throughout the United States and the world, we want to provide an opportunity to our shareholders to attend the Annual Meeting without incurring the expense or devoting the time to travel to a physical location. In other words, we believe that the virtual format not only enhances the access shareholders have in attending the Annual Meeting, but it also saves our shareholders the money and time travel can require. You will not be able to attend the Annual Meeting in person.

We have designed our virtual format to enhance, rather than constrain, shareholders’ access and participation. For example, if you experience technical difficulties during the Annual Meeting, there will be technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or voting at the meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be listed on the Annual Meeting login web page.

VOTING AT ANNUAL MEETING

General Information

In order to carry on the business of the meeting, we must have a quorum.  This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting either by proxy or virtually.  Shareholders may vote by proxy or attend the Annual Meeting virtually and vote through the internet at the Annual Meeting.  Proxies given may be revoked at any time by filing with the Company (to the attention of Office of the Secretary) either a written revocation or a duly executed proxy bearing a later date, or by appearing virtually at the Annual Meeting and voting through the internet.  If you hold shares through someone else, such as a stockbroker or bank, you may get material from them asking how you want to vote.  Specifically, if your shares are held in the name of your stockbroker or bank and you wish to vote virtually at the meeting through the internet, you should request your stockbroker or bank to issue you a proxy covering your shares.  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.  The Company will bear the entire cost of soliciting proxies from our shareholders.

All shares will be voted as specified on each properly executed proxy card.  If no choice is specified, the shares will be voted as recommended by the Board of Directors: FOR Proposal 1 to elect as members of the Board of Directors the seven nominees named in this Proxy Statement; FOR Proposal 2 to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2025; and FOR Proposal 3 to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

If any other matters come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the proxy card.  With respect to Proposal 1, the seven nominees receiving the greatest number of votes will be elected. Proposal 2 FOR the ratification of appointment of the Company’s Independent Registered Public Accounting Firm will be adopted only if it receives approval by a majority of the shares of common stock voting, virtually or by proxy, at the Annual Meeting. Proposal 3 FOR the approval of the compensation of the Company’s named executive officers requires the affirmative vote of at least a majority of the shares of common stock present, virtually or by proxy, at the Annual Meeting. Because Proposal 3 on executive compensation is an advisory vote, the Board of Directors will give due consideration to the result of the vote; however, the result of the vote will not be binding on the Company.

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may not vote on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than on the proposals that are considered to be “routine.” Under the rules of the New York Stock Exchange (NYSE), which apply to brokers regardless of whether an issuer is listed on the NYSE or The Nasdaq Stock Market LLC (Nasdaq), Proposal 2 relating to the ratification of our independent auditors is considered to be a “routine” matter. Accordingly, brokers will have discretionary authority to vote on Proposal 2, but will not have discretionary authority to vote on any other proposal at the Annual Meeting without your specific instructions. It is therefore important that you provide instructions to your bank or broker if your shares are held by such a bank or broker so that your votes are counted.

As of September 10, 2024, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, the Company had 29,761,511 Common Shares outstanding.  Each share is entitled to one vote.  Only shareholders of record at the close of business on September 10, 2024, will be entitled to vote at the Annual Meeting.  Abstentions and shares otherwise not voted for any reason, including broker non-votes, will be considered as present at the meeting for the purpose of determining the presence of a quorum and have no effect on the outcome of any vote taken at the Annual Meeting, except as otherwise described herein.

Shareholder Proposals

Shareholders who desire to have proposals included in the Notice for the 2025 Annual Meeting of Shareholders must submit their proposals to the Company at its offices on or before May 19, 2025.

The form of proxy for the Annual Meeting of Shareholders grants authority to the persons designated therein as proxies to vote in their discretion on any matters that come before the meeting, or any adjournment or postponement thereof, except those set forth in the Company’s Proxy Statement and except for matters as to which adequate notice is received.  In order for a notice to be deemed adequate for the 2025 Annual Shareholders’ Meeting, it must be received prior to August 2, 2025.  If there is a change in the anticipated date of next year’s annual meeting or if these deadlines change by more than thirty days, the Company will notify shareholders of this change through its SEC filings.

2024 ANNUAL MEETING PROPOSALS

Proposal 1. Election of Directors

The Nominating and Corporate Governance Committee of the Board has nominated for re-election the seven current members of the Board of Directors: Robert P. Beech, Ronald D. Brown, James A. Clark, Amy L. Hanson, Chantel E. Lenard, Ernest W. Marshall, Jr. and Wilfred T. O'Gara. Please see the “Nominees for Board of Directors” section of this Proxy Statement for additional information about each nominee.

All individuals elected at the 2024 Annual Meeting will hold office for a one-year term expiring at the 2024 Annual Meeting and until their successors are elected and qualified or until their earlier resignation, retirement or removal.  Shareholders are entitled to one vote for each share held of record.  Proxies solicited by the Board will be voted FOR the election of the seven nominees. Shareholders are not entitled to cumulate their votes in the election of members of the Board of Directors. If any of the nominees become unable to serve, proxies will be voted for any substitute nominee designated by the Board.

The Board of Directors recommends a vote FOR each of the seven individuals nominated in this Proxy Statement.  The seven nominees receiving the greatest number of votes will be elected.

Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2025.  Grant Thornton has been the independent registered public accounting firm for the Company since September 8, 2009 and had also previously served the Company in this capacity from April 2002 to December 2005.  Although not required by law, the Board is seeking shareholder ratification of its appointment of Grant Thornton.  If ratification of the appointment is not obtained, the Audit Committee intends to continue the employment of Grant Thornton at least through fiscal 2025. However, the Audit Committee reserves the right to terminate the engagement of Grant Thornton at any time.

Representatives of Grant Thornton are expected to be present at the Annual Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions. The aggregate fees billed to the Company by Grant Thornton for the fiscal years ended June 30, 2024 and June 30, 2023 were as follows:

Fee Category	2024	2023
Audit Fees	$1,136,900	$988,800
Audit-related Fees	$48,500	$19,000
Tax Fees	$413,828	$366,255
All Other Fees	$0	$0
Total Fees	$1,599,228	$1,374,055

Audit fees represent fees and out-of-pocket expenses related to the audit of the Company’s financial statements; review, documentation and testing of the Company's system of internal controls; filing of the Form 10-K; services related to review of the Company’s quarterly financial statements and Form 10-Q’s; and attendance at the Company’s quarterly Audit Committee meetings.  Audit-related fees represent fees for consultation related to accounting and regulatory filing matters.  Tax fees represent fees for services and out-of-pocket expenses related to tax compliance (or filing of the Company’s various income and franchise tax returns), tax planning, tax advice, and tax due diligence for acquisitions.  All other fees represent fees related to financial acquisition due diligence matters.

Please see the “Committees of the Board” section of this Proxy Statement for additional information about the Audit Committee.

The Board of Directors recommends a vote FOR this proposal. The affirmative vote of a majority of Common Shares voting at the Annual Meeting is required to approve this proposal.

Proposal 3. Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, provides the Company’s shareholders the opportunity at the Annual Meeting to vote on an advisory resolution on the compensation of the Company’s named executive officers. This advisory vote is commonly known as “Say-on-Pay”. Please see the “Executive Compensation” section of this Proxy Statement for additional information regarding the Compensation Committee and fiscal 2024 executive compensation. Since the vote is advisory, it will not be binding on the Compensation Committee or the Board of Directors; however, the Compensation Committee and the Board of Directors will take the results of the vote into account when reviewing the Company’s executive compensation plan and programs.

The Compensation Committee is committed to maintaining executive compensation plans and programs that enable the Company to attract and retain a superior management team with incentives targeted to build long-term shareholder value. The Company’s compensation plans and programs utilize a mix of base salary, short-term annual cash incentive awards and long-term equity-based incentive awards to align executive compensation with the Company’s annual and long-term performance. These plans and programs reflect the Compensation Committee’s philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. At the same time, the Compensation Committee believes the Company’s executive compensation plans and programs do not encourage excessive risk-taking by management. The Board of Directors believes that this philosophy and practice have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time. For these reasons, the Board of Directors requests that shareholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement pursuant to SEC disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narratives accompanying the tables.

The Board of Directors recommends a vote FOR this proposal. The Board of Directors will give due consideration to the result of this non-binding advisory vote.

NOMINEES FOR BOARD OF DIRECTORS

The following individuals have been nominated for election by the Board of Directors as recommended by the Nominating and Corporate Governance Committee. Each nominee is currently a member of the Board of Directors.

The Board of Directors recommends a vote FOR each of the seven nominees. The seven nominees receiving the greatest number of votes will be elected.

Robert P. Beech (age 71) has been a Director since July 2013. Mr. Beech is currently the President of PentaBeech, LLC, a privately held strategy and innovation advisory firm. Mr. Beech was formerly the Executive Chairman of Eccrine Systems, Inc., a privately held Cincinnati-based biotechnology company that he co-founded in 2013. Mr. Beech was engaged as Entrepreneur-in-Residence for life sciences at CincyTechUSA from 2013 to 2020. From 2004 through 2012 he was a senior executive at Precigen, Inc. (formerly Intrexon Corporation), when it was a privately held biotechnology company based in Maryland. Prior to 2003, he was Chief Executive Officer of Digineer, Inc., an international healthcare IT software and services company he founded in 1986 and led until 2002. The Board believes that Mr. Beech’s substantial experience leading high-technology ventures as a CEO and senior corporate executive qualify him to serve on the Board. He serves as Chair of the Company’s Nominating and Corporate Governance Committee and is a member of the Audit Committee.

Ronald D. Brown (age 71) has been a Director since November 6, 2018. He served as Interim Chief Executive Officer of the Company from April 23, 2018 to November 1, 2018. Mr. Brown served as Interim President & CEO of Cincinnati Incorporated from July 2020 to December 2020. Cincinnati Incorporated is a privately owned machine tool company. He served from March 2017 to 2018 as Vice Chairman of The Armor Group, Inc. which he joined in 2013 as chief operating officer. The Armor Group, Inc. manufactures equipment and products and provides related services to a variety of industrial markets. Mr. Brown was Chairman and Chief Executive Officer of Milacron Inc. (NYSE) from 2001 to 2008 and President and Chief Operating Officer of Milacron Inc. from 1999 through 2001. Milacron is a supplier of plastic processing and metalworking fluid technologies. Mr. Brown has served as a director of A. O. Smith Corporation (NYSE) since 2001 and was appointed as Presiding Director in April 2024; and is the chairperson of its Personnel and Compensation Committee and a member of its Nominating and Governance Committee. A. O. Smith manufactures and markets comprehensive lines of water heaters and water treatment products. He also joined the James Advantage Funds Trust in 2014 as an independent trustee and serves on its Audit and Governance and Compensation Committees. The Board believes that Mr. Brown’s experience as the chief executive officer and chairman of a publicly held company provides valuable insight as to the issues and opportunities facing the Company. Further, he has international and manufacturing experience with The Armor Group and in his previous positions at Milacron. In addition, Mr. Brown has experience as a chief financial officer and a corporate attorney. The Board also believes that his legal background makes him well-suited to address legal and governance requirements of the SEC and NASDAQ. Mr. Brown serves on the Company’s Executive and Compensation Committees.

James A. Clark (age 60) has been Chief Executive Officer since November 2018 and a Director since January 2019. Mr. Clark previously served as President and CEO at Alliance Tire Americas, Inc. (a KKR portfolio company) and as Managing Director at Dunes Point Capital.  Mr. Clark has over 25 years of experience as a senior operating executive in global manufacturing and product services companies. Prior to joining Dunes Point Capital, he served as Vice President of Strategy and Corporate Development at Rexel Holdings USA, where he was responsible for the strategic planning and M&A activities for REXEL’s $3.5 billion of revenues in U.S. operations. Prior to joining REXEL, Mr. Clark served in several senior executive positions with United Technologies Corporation (UTC) and General Electric (GE), including President of Electronic Security Products Group and CMO- VP of Global Sales for GE Security. He holds a BA in Business from The State University of New York – Regents and participated in postgraduate study programs at Northwestern University - Kellogg School of Business and the University of Virginia - Darden School of Business. The Board believes that Mr. Clark's substantial management and operating experience, as well as his position as our Chief Executive Officer, qualify him to serve on the Board. Mr. Clark is a member of the Company’s Executive Committee.

Amy L. Hanson (age 66) has been a Director of the Company since January 2019. Ms. Hanson is currently the CEO of Amy Hanson Advisory Services, a retail management strategic services consulting firm, since April 2016. Ms. Hanson also serves on the boards of Messer, Inc. (one of the of the Midwest’s largest construction companies), Strivve, Inc. (formerly Switch Inc.), a Seattle based fin-tech start up, and Credit First National Association (CFNA), a bank subsidiary of Bridgestone Americas.  Previously she was an Executive Vice President and Corporate Officer for Macy’s Inc., a leading department store retailer with over 680 stores throughout the US for over 30 years. Ms. Hanson had responsibilities for leading financial, credit and customer services for Macy’s. During her career at Macy’s, she also had direct responsibilities for procurement, real estate, store planning, design and construction as well as serving as Vice Chairman for Macy’s North. The Board believes that Ms. Hanson’s insight and experience in finance, strategic planning, and leadership through times of change, acquisitions and mergers for Macy’s qualify her to serve on the Board, as well as chair the Audit Committee, and as a member of the Nominating and Corporate Governance Committee.

Chantel E. Lenard (age 55) has been a Director of the Company since June 2020. Ms. Lenard presently serves as a Lecturer of Marketing in the MBA program at the University of Michigan Ross School of Business. Ms. Lenard retired from Ford Motor Company (NYSE: F) in 2017, having served as the top marketing executive for Ford in both the U.S. and Asia. From 2013 to 2017, Ms. Lenard held the position of U.S. Chief Marketing Officer, leading the organization’s pricing, promotions, media, digital marketing, product strategy, and consumer experience activities. From 2010 to 2013, Ms. Lenard was based in Shanghai, China, as Vice President of Marketing for Ford’s Asia Pacific and Africa operations, where she led the marketing activities for 11 countries across the region. In addition to her marketing roles, Ms. Lenard held a number of leadership positions in strategy, sales, finance, and purchasing during her 25-year career with Ford. Ms. Lenard presently serves as a member of the Board of Directors of TTM Technologies Inc. (NASDAQ: TTMI), and previously served as a Director for Uni-Select, Inc. (TSX: UNS). In 2023, she completed the National Association of Corporate Directors’ CERT Certification program in Cyber-Risk Oversight. The Board believes that Ms. Lenard’s substantial marketing and management experience, particularly her leadership positions in strategy, sales, finance, and purchasing, qualify her to serve on the Board as well as on the Audit Committee and Compensation Committee.

Ernest W. Marshall, Jr. (age 55) was elected as a member of the Board effective August 17, 2022. Mr. Marshall, Jr. has served as the Executive Vice President and Chief Human Resources Officer at Eaton Corporation located in Cleveland, Ohio since July 2018. He was Vice President of Human Resources of GE Aviation at the General Electric Company from August 2013 to April 2018. Mr. Marshall, Jr. has served as a director of Republic Bancorp (Nasdaq: RBCAA) since 2020. The Board believes that Mr. Marshall, Jr.’s substantial experience in human resources management qualifies him to serve on the Board as well as on the Compensation Committee.

Wilfred T. O'Gara (age 67) has been a Director since January 1999 and was appointed Chairman in August 2018. Mr. O’Gara is the Managing Director of Buffalo Fork Holdings, LLC, an investment company. He previously served as Chief Executive Officer of Isoclima SpA from July 2017 to August 2018. Isoclima SpA produces transparent armor and other specialized glass and polycarbonate products for military and civilian armored vehicles. Prior to joining Isoclima, Mr. O'Gara served as Vice Chairman of The O’Gara Group, a security and defense related firm, from 2016 until July 2017 and he was the President and Chief Executive Officer from 2003 to 2017. Mr. O’Gara has been identified as an “audit committee financial expert” under SEC guidelines given his understanding of accounting and financial reporting, disclosures and controls. The Board believes that Mr. O’Gara’s independence from management, experience as a successful principal executive and his designation as an audit committee financial expert make his service integral to the Board. He serves on the Company’s Executive Committee and the Nominating and Corporate Governance Committee.

Board Qualifications and Succession Planning

The Nominating and Corporate Governance Committee periodically reviews the skills, experience and characteristics required of Board members in the context of the current make-up of the Board and screens and recommends nominees for director to the full Board. Its assessment includes the skills of Board candidates, such as an understanding of technologies pertinent to the Company’s businesses, manufacturing, marketing, finance, regulation and public policy, experience, age, diversity and ability to provide strategic insight and direction on the Company’s key strategic initiatives. In addition to skills and experience, Board candidates are considered based upon various criteria, such as their personal integrity and judgment, business and social perspective, and concern for the long-term interests of the Company’s shareholders. After receiving recommendations for nominations from the Committee, the Board nominates candidates for Director. The Committee, or other members of the Board of Directors, may identify a need to add new members to the Board of Directors with specific skills or to fill a vacancy on the Board. At that time, the Committee would initiate a search, seeking input from Board members and senior management and, to the extent it deems appropriate, engaging a search firm. An initial qualified candidate or a slate of qualified candidates may be identified through this process and presented to the Committee for its evaluation and approval. The Committee would then seek full Board approval of the selected candidate.

Board Diversity Matrix

Our Nominating and Corporate Governance Committee is committed to promoting diversity on our Board of Directors. We have surveyed our current directors and asked each director to self-identify their race, ethnicity, and gender using one or more of the below categories. The results of this survey as of September 1, 2024 are included in the matrix below.

Board Size:
Total Number of Directors	7
	Female	Male	Non-Binary	Gender Undisclosed
Part I: Gender Identity
Directors	2	5	-	-
Part II: Demographic Background
African American or Black	-	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	4	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

EXECUTIVE OFFICERS

The following are the Company’s current executive officers (not including our CEO, James A. Clark, whose biographical information is set forth above under “Nominees for Board of Directors”) and the named executive officers as identified in the compensation tables in the Compensation Discussion and Analysis section of this proxy statement.

Thomas A. Caneris (age 62) joined the Company as its Senior Vice President, Human Resources and General Counsel and Secretary in August 2019. He was named as an Executive Vice President in August 2021. Prior to joining the Company, Mr. Caneris served as Senior Vice President Human Resources, General Counsel & Secretary of PharMerica Corporation, a pharmacy services provider from August 2007 to April 2019. Mr. Caneris received his J.D. from the University of Cincinnati College of Law.

James E. Galeese (age 67) joined the Company as its Executive Vice President and Chief Financial Officer in June 2017. Mr. Galeese, from 2014 to June 2017, served as Vice President, Chief Financial Officer, and as a Director of privately held Universal Trailer Holding Corporation (manufacturer of trailers for the hauling requirements of businesses and individuals). He was with Philips Electronics NV from 1998 to 2014 as Senior Vice President and Chief Financial Officer for its North American Lighting business and its Electronics business. Prior to that Mr. Galeese served in the financial Controllership organization of Square D Company / Schneider Electric. He graduated from Miami University with a degree in Business Administration and obtained an MBA from Xavier University.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s Common Shares as of September 10, 2024 by each person or group known by the Company to beneficially own more than five percent of the outstanding Common Shares, each Director, each Named Executive Officer, and all Directors and Named Executive Officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to stock options and restricted stock units within sixty days of September 10, 2024 are deemed outstanding for purposes of determining the number of outstanding shares for such person and are not deemed outstanding for such purpose for any other shareholder. Unless otherwise indicated below, the address of each beneficial owner is c/o LSI Industries Inc., 10000 Alliance Road, Cincinnati, Ohio 45242.

Name of Beneficial Owner	Common Shares Beneficially Owned	Percent Beneficially Owned
Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, TX 78746 (1)	1,647,673	5.7
Systematic Financial Management, L.P. 300 Frank W. Burr Blvd. Glenpointe East, 7th Floor Teaneck, NJ 07666 (2)	2,406,575	8.3
Blackrock, Inc. 50 Hudson Yards New York, NY 10001 (3)	2,070,715	7.2
Accretive Capital Management LLC Richard E. Fearon, Jr. 85 Wall Street Madison, CT 06443 (4)	2,287,998	8.1

Directors
Robert P. Beech	94,260	*
Ronald D. Brown	66,482	*
Amy L. Hanson	58,994	*
Chantel E. Lenard	31,310	*
Ernest W. Marshall, Jr.	13,889	*
Wilfred T. O'Gara	114,422	*

Named Executive Officers
James A. Clark	998,386	3.3%
James E. Galeese	416,576	1.4%
Thomas A. Caneris	409,931	1.4%

Directors and NEOs as a Group(5)	2,204,250	8.2%

*Less than 1%

(1) Based on Schedule 13G/A filed on or about February 14, 2024.

(2) Based on Schedule 13G filed on or about February 13, 2024.

(3) Based on Schedule 13G filed on or about January 26, 2024.

(4) Based on Schedule 13D/A filed on or about September 23, 2021. Includes 1,580,360 shares held directly by Accretive Capital Partners, LLC (“ACP”) and 61,071 shares held directly by Accretive Capital Catalyst, LLC (“ACC”), of which Accretive Capital Management, LLC (“ACM”) is the manager, and Mr. Fearon is the managing member of Accretive Capital Management, LLC. ACM shares voting and dispositive power with respect to 1,641,431 shares. ACP shares voting and dispositive power with respect to 1,580,360 shares. ACC shares voting and dispositive power with respect to 61,071 shares. Fearon shares voting and dispositive power with respect to 2,287,998 shares.

(5) Amounts in the table include shares of common stock which may be acquired upon the exercise of stock options and vesting of restricted stock units which have vested or will have vested within 60 days of September 10, 2024: Clark – 591,620; Galeese – 196,476; Caneris – 199,919; Directors and NEOs as a group – 988,015.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, Directors, and persons who own more than ten percent of the Company’s Common Shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file within two days of a transaction in shares of the Company.  Based solely upon its review of copies of such forms received by it, the Company believes that during fiscal 2024 all filing requirements were met.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section reviews the Company’s compensation philosophy and executive compensation and arrangements for fiscal 2024 that apply to the Company’s current Named Executive Officers (“NEOs”):

Name	Title
James A. Clark	Chief Executive Officer
James E. Galeese	EVP, Chief Financial Officer and Chief Accounting Officer
Thomas A. Caneris	EVP HR, General Counsel and Secretary

Fiscal 2024 Financial Performance Summary

Fiscal 2024 was a year of strategic growth and sustained profitability for the Company. We enhanced our one-stop, end-to-end integrated display solutions offering within our convenience store, grocery and restaurant vertical markets with the acquisition of EMI Industries (“EMI”) in April 2024. EMI is immediately accretive to our adjusted earnings per share, and we believe it will provide significant commercial synergy potential over the coming years. During the year, we improved our return on net assets (“RONA”) and by focusing on the quality of our earnings grew our Adjusted EBITDA (i.e., adjusted earnings before interest, taxes, depreciation and amortization) as a percentage of sales. We achieved the following results:

●	RONA, without giving effect to the EMI acquisition was 29.7%, compared to 26% in fiscal 2023
●	Adjusted EBITDA was 11.0% of Sales in FY24, an increase of 60 basis points over the prior year
●	Adjusted EBITDA was $51.4 million in fiscal 2024 compared to $51.6 million in the prior year
●	Adjusted Net Income was $28.60 million in fiscal 2024 compared to $28.99 million in the prior year

Executive Compensation Philosophy and Design

The Company’s executive compensation program is designed to drive a pay-for-performance culture. The program strives to align corporate performance with executive pay, delivering competitive total compensation upon the achievement of the Company’s performance objectives. The achievement of those objectives in turn will create long-term shareholder value. The executive compensation program is also designed to attract, retain and motivate leaders who focus on the creation of long-term shareholder value. The Company’s pay-for-performance philosophy for the executive compensation program employs a mix of compensation elements consisting of base salary, short-term incentives and long-term incentives that link executive compensation to Company performance for the purpose of clearly aligning executive interests with shareholder interests.

Responsiveness to 2023 Say-on-Pay Vote

At the 2023 Annual Meeting of Shareholders, approximately 99% percent of the votes cast were in favor of the advisory vote to approve executive compensation. We believe that these vote results, together with feedback received during the Company’s ongoing shareholder engagement efforts, reflect that shareholders are pleased with the structure of the Company’s compensation programs put into place by the Compensation Committee for fiscal year 2023. The Compensation Committee considered this support when reviewing compensation for fiscal year 2024, particularly with respect to the design and structure of the Company’s executive compensation program. The Compensation Committee continued with the same structure used in 2023 that includes two equity-based components: performance share units (“PSUs”) and restricted stock units (“RSUs”). The award of PSUs was intended to create long-term performance alignment for the executive team based on achieving critical operating performance results based on three-year goals related to RONA and cumulative adjusted EBITDA over a three-year performance cycle. The fiscal 2024 PSU awards will cliff vest on the third anniversary grant date if specified three-year RONA and EBITDA objectives are achieved.

With respect to fiscal year 2025 incentive compensation, the Compensation Committee continued its focus on aligning the Company’s executive compensation program with shareholder value creation and continued to use PSUs as a meaningful component of executive compensation.

Compensation Committee Oversight of Executive Compensation Program

The Compensation Committee oversees the Company’s executive compensation philosophy and the design and implementation of its executive compensation program. The Committee reviews and approves, or recommends that the Board of Directors approve, all elements of the Company’s executive compensation program. Any new executive compensation plan or program must be approved by the Board based on the recommendation of the Compensation Committee. The Committee sets the compensation of the Chief Executive Officer (“CEO”).

The CEO annually reviews the performance of the other NEOs. After considering the CEO’s assessment and recommendations, the Compensation Committee determines and approves the compensation of the other NEOs. The Compensation Committee has absolute discretion to approve the recommendations of the CEO or to make adjustments as the Committee deems appropriate. The CEO and other executive officers from time-to-time work with the Committee to gather and compile data needed for benchmarking purposes or for other analysis conducted by the Committee or Committee’s independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”).

The Compensation Committee retained FW Cook to provide advice on executive compensation matters, including the types and levels of executive compensation and the competitiveness of the Company’s executive compensation program relative to competitors for executive talent. FW Cook reports directly to the Committee and interacts with management at the Committee’s direction. The Committee and its chairperson have regular opportunities to meet with FW Cook in executive session without management present. The Committee considered the independence of FW Cook in light of current SEC rules and NASDAQ listing standards and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Committee.

Compensation Committee Evaluation of Executive Compensation Philosophy and Design

The Compensation Committee reviews competitive market data for comparable executive level positions as a point of reference in its executive compensation decisions. The Committee also reviews the Company’s financial performance, individual NEO performance, and the Company’s competitive environment. The Committee considers compensation information disclosed by a peer group of companies and industry reference companies with which the Company competes for business and executive talent. The Committee also considers information derived from published survey data that compares the elements of each NEO’s target total direct compensation to the market information for executives with similar roles. FW Cook compiles this information for the Committee and adjusts the published survey data to reflect the Company’s revenue size in relation to the survey participants to more accurately reflect the scope of responsibility for each NEO.

The peer companies were selected primarily based upon the following criteria: (i) similar business operations/industry/competitors for investor capital, (ii) sales and market capitalization between approximately 1/3 and 3 to 4 times the Company’s sales and market capitalization, and (iii) competitors for executive talent. The Compensation Committee, with input from FW Cook, continued to use the same peer group that was used in the prior year, except PGT Innovations Inc. was removed because it was acquired and is no longer a reporting company.

For fiscal 2024 compensation purposes, our peer group consisted of the following 12 companies.

FY24 Peer Group
AAON Inc.	CTS Corporation	Trex Company Inc.
Ameresco, Inc.	Daktronics, Inc.	Key Tronic Corporation.
Broadwind Energy Inc.	Eastern Company	Napco Security Technologies, Inc.
CECO Environmental Corp.	Gorman-Rupp Company	Powell Industries, Inc.

Practices Implemented to Serve Shareholder Long-term Interests

The following tables summarize certain executive compensation governance practices that the Committee believes will drive financial performance and serve long-term shareholder interests.

Practices the Company Follows
Pay for performance	A significant portion of executive compensation is at-risk and tied to the achievement of various performance objectives that are disclosed to shareholders.
NEO salary guidelines set annually	The Company generally considers NEO salaries as part of its annual performance review process in an effort to be responsive to industry trends.
Balances short-term and long-term incentives

The Company’s incentive programs provide an appropriate balance of annual and longer-term incentives, with long term incentive compensation comprising a significant percentage of target total compensation.

Uses multiple performance metrics	The Company mitigates the risk of the undue influence of a single performance metric by utilizing multiple performance metrics for the short- and long- term incentive plans.
Caps award payouts	Cash incentive payouts under the FY24 short-term incentive plan are capped at 200% of target.
Market-based approach for determining NEO target pay	Target compensation for NEOs is set after consideration of market data at peer group companies, industry reference companies and other market data.
Stock ownership and retention guidelines for all NEOs

The Company also maintains stock ownership guidelines for its directors and NEOs. Until the director or NEO meets their requirement, they must retain 50% of the net after-tax shares received from awards under the Company’s equity compensation plans.

Conducts a risk assessment

The Compensation Committee annually conducts a compensation risk assessment to determine whether the compensation program, or elements thereof, create risks that are reasonably likely to have a material adverse effect on the Company.

Acts through an independent Compensation Committee	The Compensation Committee is comprised entirely of independent directors and has retained an independent compensation consulting firm.

Practices the Company Prohibits
No excise tax gross-up payments	The Company does not enter into any new contractual agreements that include excise tax gross-up payments.
No re-pricing of options

The Company has never repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Re-pricing of stock options is not permitted under our equity award plans without first obtaining approval from the shareholders of the Company. The Company and the Committee will not reprice underwater options without the consent of the Company’s shareholders.

No pledging or hedging of shares

The Company’s insider trading policy restricts Board members and executive officers from entering into hedging transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans. No Board member or executive officer implemented any pledges or hedging transaction.

No special perquisites to executives	The Company does not provide executives with benefit programs or perquisites that are not generally made available to all Company employees, except in limited circumstances.

Elements of Executive Compensation

As more fully described below, the Company’s executive compensation program consists of four elements: a competitive base salary benchmarked against a peer group of companies as well as industry reference companies and other relevant market data; a short-term cash incentive plan tied to the Company’s annual financial performance results and the NEO’s individual performance; a long-term incentive plan utilizing equity in various forms; and customary benefits. The Company’s executive compensation program is designed to reward executives with above-market pay for results which exceed the Company’s target performance goals and objectives.

The Committee has engaged FW Cook to assist in benchmarking each NEO’s total direct compensation opportunity, including all elements of executive compensation. The assessment also factors in peer group and industry reference company data and other relevant market data.

In general, the Company seeks to provide target compensation opportunities that are competitive with its peer group companies and other compensation data sources, as provided by FW Cook. There may be instances which indicate the need to pay above target level compensation and the Company is prepared to do so within reasonable limits. The Committee applies a collective, subjective evaluation of the above factors to determine the compensation level of each NEO in light of the Company’s performance and such NEO’s individual performance.  The Committee does not utilize a particular objective formula as a means of establishing annual base salary levels or any other element of compensation.

The following table summarizes the elements of the NEO compensation program.

Element	Form of Compensation	Purpose
Base Salary	Cash	Provides competitive, fixed compensation to attract and retain superior executive talent.
Short-Term Incentive Plan	Cash	Provides a direct financial incentive to achieve annual Company and individual performance objectives.
Long-Term Incentive Plan	PSUs and RSUs

Encourages the executive team to earn, build and maintain a long-term equity ownership position through Company and individual performance so that executive interests are aligned with shareholder interests. A portion of the awards are earned only if certain performance objectives are achieved.

Health, Retirement and Other Benefits

NEOs participate in benefit plans generally available to our employees, including the 401K plan; premiums paid on long-term disability and life insurance policies; and the Company also offers a nonqualified deferred compensation plan

Benefit plans are part of a broad-based employee benefits program; the nonqualified deferred compensation plan provides competitive benefits to our executive officers.

The Compensation Committee reviews the risk profile of the elements of the Company’s executive compensation program, including the performance metrics and objectives used in connection with incentive awards. The Committee considers the risks a NEO might be incentivized to take with respect to such elements, metrics and objectives. When establishing the mix among these elements, the Committee carefully calibrates the elements to avoid encouraging excessive risk taking. The Company’s executive compensation program is balanced between annual and long-term incentive compensation to ensure alignment with short-term objectives and with the Company’s long-term business plan and shareholder interests. The Committee also determines that the overall mix of equity-based awards has been allocated to promote an appropriate combination of retention and incentive objectives.

The Committee believes that the Company’s executive compensation program does not encourage the NEOs to engage in business activities or other behavior that might threaten the value of the Company or shareholder interests. The Committee regularly monitors and evaluates the mix of compensation, especially equity compensation, awarded to the NEOs and the extent to which such compensation aligns NEO interests with shareholder interests. In connection with this practice, the Committee has, from time to time, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various elements of pay.  Please refer to the discussion in the “Compensation Mix” section.

Base Salary

The Compensation Committee reviews each NEO’s base salary, the scope of each NEO’s level of responsibility and potential, as well as base salary levels offered by competitors and the overall marketplace.  Base salary is set at a level that is market competitive in order to attract and retain highly qualified leaders. Base salary reflects the NEO’s scope of responsibility, breadth of experience, ability to contribute to, and impact corporate performance, and a demonstrated track record of individual performance.

The Compensation Committee adjusted the base salaries of the NEOs in Fiscal 2024 as follows in light of strong performance outcomes in FY23 and to align base salaries with the market median for their respective positions.

Executive	2023 Base Salary	2024 Base Salary	Percent Increase
James A. Clark	$700,000	$735,000	5%
James E. Galeese	$384,312	422,743	10%
Thomas A. Caneris	$373,118	391,774	5%

Short-Term Incentive Plan

The Company’s annual short-term incentive plan (the “STIP”) provides for the payment of an annual cash incentive and motivates the NEOs to achieve and exceed the Company’s annual operating plan objectives. In August 2023, the Compensation Committee adopted the Fiscal Year 2024 Short Term Incentive Plan (the “FY24 STIP”). The performance criteria under the FY24 STIP are 100% performance based and as discussed below, are weighted eighty percent (80%) on adjusted EBITDA and twenty percent (20%) on net sales. Company performance is measured by comparing the Company’s actual adjusted EBITDA and net sales for the fiscal year ended June 30, 2024, to the target adjusted EBITDA and target net sales for the entire 2024 fiscal year as set by the Committee. The Committee views each of adjusted EBITDA and net sales as a measure that aligns with incentivizing growth in shareholder value creation. The Committee continues to believe that adjusted EBITDA remains an important performance criterion because it reflects operating performance and excludes items which can be outside of management’s direct influence or control, such as amortization of intangibles. Adjusted EBITDA also is a highly referenced and preferred performance metric with the shareholder and analyst community. Adjusted EBITDA is a non-GAAP financial measure. Please see Annex A for further discussion regarding our use of Non-GAAP measures. The Committee also continues to believe that net sales remain an important metric, because long-term, it measures the Company’s growth. EMI’s results are not included any FY24 STIP targets or results and the Compensation Committee did not adjust any targets after the Company acquired EMI.

As in the recent past, the FY24 STIP places a greater emphasis on EBITDA over net sales, with EBITDA weighted 80% and net sales weighted 20% of the total incentive. The Committee has prioritized increasing the profitability of current sales and seeking adequate margins on new growth opportunities. The Company’s adjusted EBITDA performance result was approximately midway between the target and threshold achievement levels even though the Company did not attain the net sales threshold. FY24 revenues were impacted by what we believe is a delay in purchasing decisions in the grocery vertical segment as two large grocery chain customers of the Company resolve with the U.S. Federal Trade Commission their proposed combination. As noted above, EMI’s results are not included in the results of the FY24 STIP tables below:

FY24 STIP Performance Metrics
Performance Metric	Threshold Achievement	Target Achievement	Maximum Achievement	Actual Results	Achievement as a Percentage of Target
Net Sales	$459.3 Million	$510.3 Million	$535.8 Million	$451.6 Million	0%
Adjusted EBITDA	$44.8 Million	$52.7 Million	$58.0 Million	$50.1 Million	84%

FY24 STIP Potential Payout Levels

Executive	Threshold Achievement (% of base salary)	Target Achievement (% of base salary)	Maximum Achievement (% of base salary)
James A. Clark	40	80	160
James E. Galeese	25	50	100
Thomas A. Caneris	25	50	100

FY24 STIP Actual Payouts

Executive	Actual Bonus Payment	Percent of Target Opportunity
James A. Clark	$394,548	67.1%
James E. Galeese	$141,830	67.1%
Thomas A. Caneris	$131,440	67.1%

Long-Term Incentive Plan (LTIP)

The Company’s long-term incentive plan (the “LTIP”) provides for the award of restricted stock units and performance share units under the 2019 Omnibus Award Plan, as it may be amended from time to time. The LTIP rewards executives for achieving the company’s long-term performance goals which in turn will create long-term shareholder value. The grant of equity-based compensation provides a strong longer-term alignment of NEO interests with shareholder interests. The Company has adopted stock ownership and retention guidelines for the executive team to reinforce such alignment.

In connection with the LTIP equity awards granted to the NEOs, the Compensation Committee generally exercises broad discretion to achieve an appropriate balance between retention and incentive objectives.  The Committee attempts to reward the NEOs with LTIP equity awards in an amount that would be significant in relation to the other annual compensation paid to the NEOs, and in the Committee’s judgment, reasonable and appropriate after considering the NEO’s total compensation in relation to that of the most senior executives of companies in similar industries identified in reports prepared for the Committee. The size of the award is not determined by application of any formula, but rather reflects the Committee’s subjective judgment with regard to encouraging and rewarding high levels of performance.

The Compensation Committee is responsible for administration of the 2019 Omnibus Award Plan, with respect to executive officers, including the NEOs, Board members and all other employees. After consultation with Mr. Clark, Mr. Galeese and Mr. Caneris concerning possible grants to employees other than themselves, the Committee determines the individuals who will receive equity awards, the date of grant, the vesting and/or performance conditions of the grant, and the number of shares or units awarded.  The Committee bases its individual equity awards upon Company performance, the past contributions of the particular employee and the capability of the employee to positively impact the Company’s future success and profitability. Although the Company does not have a written policy regarding the timing of or practices related to granting equity awards, neither the Company nor the Committee engages in re-pricing, spring-loading, back-dating or bullet-dodging practices. The Committee usually grants annual equity awards to the NEOs on or around the time of its August meeting.

In August 2023, the Compensation Committee adopted the Fiscal 2024 Long Term Incentive Plan (the “FY24 LTIP”). The FY24 LTIP’s terms ensure that a substantial portion of each NEO’s compensation opportunity is dependent on attaining Company performance over a longer term.

The FY24 LTIP is comprised of two components with greater weight (60%) on the performance-based PSUs and less weight (40%) on the RSUs. The Committee views RSUs as a talent retention tool with ratable vesting over three years. The Committee believes the three-year PSU awards appropriately focus the NEOs on long-term performance and shareholder alignment. The Committee believes that this LTIP mix makes the overall grant value heavily performance-oriented over a longer period, with three years representing an appropriate performance cycle.

PSU awards are subject to a three-year performance period. The vesting of the PSU awards is subject to the achievement of a three-year cumulative adjusted EBITDA and a Return on Net Assets (“RONA”) performance objective. Specifically, PSU awards will cliff vest at the end of the third year if specific adjusted EBITDA and RONA targets are achieved. Each performance metric is weighted at 50% of the total PSU award. Adjusted EBITDA serves as a proxy for cash flow and the amount of profit that can be made from the Company’s current assets and operations. Adjusted EBITDA is a non-GAAP financial measure. Please see Annex A for further discussion regarding our use of Non-GAAP measures. RONA measures the effectiveness with which the Company uses its assets and working capital to sustain growth. The Compensation Committee believes adjusted EBITDA and RONA are common metrics important to the investment and analyst community and that improvements in adjusted EBITDA and RONA will promote growth in shareholder value.

FY24 LTIP Performance Metrics – Three Year Performance Period (FY25-FY27)

Performance Metric as a Percent of Target	Weight of Performance Metric	Threshold Achievement as a Percentage of Target	Target Achievement	Maximum Achievement as a Percentage of Target	Threshold Payout	Target Payout	Maximum Payout
RONA (measured at end of three years)	50%	71.2%	100%	103.8%	50%	100%	200%
Adjusted EBITDA (cumulative)	50%	85%	100%	110%	50%	100%	200%

Vesting of FY22 Performance Share Unit Awards

In 2020, during some of the most uncertain times of the COVID-19 pandemic, the Company announced an ambitious five-year growth plan to grow revenues by 63%, Adjusted EBITDA by 3.3x and EPS by 5.7x. LSI achieved these growth and profitability goals in only three years, or two years prior to the forecasted date.

The Fiscal 2022 Long Term Incentive Plan (“FY22 LTIP”) adopted by the Compensation Committee reflected these aggressive and rigorous goals; and the Company’s achievement of these goals resulted in maximum performance under the FY22 LTIP.

All PSU awards granted under the FY22 LTIP were subject to a three-year performance period and tied to the aggressive growth plan. The vesting of the PSU awards was subject to the achievement of a three-year cumulative EBITDA and a Return on Net Assets (“RONA”) performance objective. EBITDA is a non-GAAP financial measure. Please see Annex A for further discussion regarding our use of Non-GAAP measures. The Compensation Committee believes EBITDA and RONA are common metrics used by the investment and analyst community and that improvements in EBITDA and RONA will result in growth in shareholder value.

FY22 LTIP Performance Metrics – Three Year Performance Period

Performance Metric as a Percent of Target	Weight of Performance Metric	Threshold Achievement	Target Achievement	Maximum Achievement	Threshold Payout	Target Payout	Maximum Payout
RONA % (measured at end of three years)	50%	10.6%	13.50%	14.50%	50%	100%	150%
Adjusted EBITDA (cumulative)	50%	$72.80 million	$97.3 million	$104.20 million	50%	100%	150%

Consistent with their treatment in the STIP, EMI’s results are not included any LTIP targets or results, and the Compensation Committee did not adjust any targets after the Company acquired EMI. Fiscal year 2024 results were: (i) RONA of 29.7%, which exceeded the maximum (payout at 150% of target) and (ii) Cumulative EBITDA for Fiscal years 2022 through 2024 of $136.85 million, which exceeded the maximum (payout at 150% of target). The combination of these two achievement levels resulted in a blended weighted achievement rate of 150% of target and issuance of the following share amounts pursuant to the terms and conditions of the PSUs granted in FY2022 to the NEOs.

Executive	PSUs Granted in FY2022 (at Target)	Shares Vesting in FY2024 under PSUs (at Max)
James A. Clark	69,071	103,607
James E. Galeese	23,952	35,928
Thomas A. Caneris	20,642	30,963

NEO Stock Holding Requirements

The Company maintains Stock Ownership and Retention Guidelines (the “Guidelines”) applicable to NEOs.

All NEOs are in compliance with the Guidelines or on track to meet their individual holding requirements. The Guidelines require the following stock ownership multiples:

NEO	Multiple of Base Salary
James, A Clark	5x
James E. Galeese	2x
Thomas A. Caneris	2x

Until a NEO meets his requirement, he must retain 50% of the net after-tax shares received from awards under the Company’s equity compensation plans.

In addition, each NEO is prohibited from selling Company stock acquired by exercising stock options or the vesting of other equity grants until such officer is in compliance with his or her ownership requirement; provided, however NEOs may immediately sell Company stock acquired by exercising stock options or other equity grants in amounts not exceeding the retention ratio. Once a NEO has met his minimum ownership requirement, he shall be deemed to have met his share ownership requirement regardless of fluctuations in the price of the Company’s shares or changes in this base salary or cash retainer, unless the NEO sold shares in excess of the retention ratio in the proceeding twelve (12) months. In such case, the determination of the NEO’s compliance with the minimum share requirements shall begin anew.

Clawbacks: Recovery of Prior Equity Awards

Under the LSI Industries Inc. Incentive Compensation Recoupment Policy (the “Clawback Policy”), if the Company is required to prepare an accounting restatement (a “Restatement”), the Company’s board of directors (the “Board”) shall take reasonably prompt action to recoup all erroneously awarded compensation that would not have been received had the amount been determined based on the measures in the Restatement. The Board may seek to recoup the erroneously awarded compensation by any means as the Board, in its sole discretion, determines to be appropriate. The Board may also determine whether, and to what extent, additional action is appropriate to address the circumstances surrounding any Restatement to reduce the risk of recurrence and to impose such other discipline as the Board deems fit. This Clawback Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or off-set against any person that may be available under applicable law or otherwise. The Board shall have full authority to administer the Clawback Policy and to delegate any of its powers under the Clawback Policy to the Compensation Committee of the Board or any subcommittee or delegate thereof.

Health, Retirement and Other Benefits

The Company’s benefits program includes a 401K savings plan and group life, short-term disability and long-term disability insurance plans.  The objective of our group insurance plans is to provide our executive officers with reasonable and competitive levels of protection which could interrupt the officer’s employment and/or income received as an active employee.

The objective of the 401K savings plan is to provide a competitive level of retirement savings and income to executive officers and to reward them for continued service with the Company. The executive officers may also participate in the Company’s Nonqualified Deferred Compensation Plan. Please see the “Nonqualified Deferred Compensation” section of this Proxy Statement for additional information.

Executive perquisites are kept by the Committee to a minimal level and do not play a significant role in executive compensation.  These benefits, and their incremental cost to the Company, are described in the All Other Compensation Table and its footnotes.  The Committee believes these perquisites to be reasonable, comparable with peer companies, and consistent with the Company’s overall compensation practices. The Company does not provide tax gross-ups.

Compensation Mix

The Compensation Committee does not attempt to maintain a certain target compensation mix. The Committee seeks an appropriate mix between equity incentive awards and cash payments in order to meet the Company’s various objectives around pay-for-performance, retention, and motivation of executive talent.  Other than as set forth in various compensation plans, any apportionment goal is not applied rigidly and does not control the Committee’s compensation decisions.  The Committee uses it as another tool to assess total compensation opportunities and whether the appropriate incentives have been provided to accomplish the Company’s compensation objectives.  The mix of compensation elements is designed to reward short-term results and motivate long-term performance through a combination of cash and equity incentive awards.  The Committee believes the most important indicator that compensation objectives are being met is the ability to motivate the NEOs to deliver superior performance and to retain the NEOs to continue their careers with the Company on a cost-effective basis.

Change in Control Agreements and Supplemental Benefits Agreements

Effective January 26, 2021, the Company entered into Change in Control Agreements and Supplemental Benefits Agreements with each of the following executive officers: James A. Clark, Chief Executive Officer; James E. Galeese, Executive Vice President and Chief Financial Officer; and Thomas A. Caneris, Executive Vice President, Human Resources and General Counsel.

The Change in Control Agreements provide that if the executive’s employment terminates during a change in control period (generally defined as the twenty-four months after a change in control) other than in connection with death, disability, “cause” or “good reason,” (each as defined in such agreements), he is entitled to a severance payment equal to a multiple of his then-current base salary plus target bonus for the severance period. The multiple for Mr. Clark is two and one-half times; the multiple for each of Mr. Galeese and Mr. Caneris is two times. The agreements provide for continued participation in medical and dental plans, with full COBRA payments to be paid by the Company. The agreements also provide that in the event of a change in control and upon a subsequent qualifying termination of employment, unless the successor company agrees to assume, replace or substitute the executive’s stock options, restricted stock awards, and/or restricted stock unit awards (“RSUs”), such awards shall become vested in full and exercisable in their entirety. The agreements further provide that in the event of a change in control all performance stock units granted to the executive will convert at the target performance level into time-based RSUs vesting in equal installments over three years.

The Supplemental Benefits Agreements provide that if the executive’s employment is terminated by the Company without “cause” or the executive terminates his employment for “good reason” (each as defined in such agreements), at any time outside of a change in control period (generally defined as the twenty-four months after a change in control), the executive is entitled to a severance payment equal to a multiple of the sum base salary and annual target bonus. The multiple for Mr. Clark is one and one-half times; the multiple for each of Mr. Galeese and Mr. Caneris is one times. The agreements provide that if the executive’s employment is terminated by the Company without “cause,” the executive terminates his employment for “good reason” or in the event of the executive’s retirement when the executive satisfies applicable retirement criteria, or in the event of executive’s death or disability: (A) all unvested stock options (other than stock options that may vest upon the achievement of performance conditions) shall immediately and without further action become fully vested; and (B) all unvested stock options that may vest upon the achievement of performance conditions, all unvested restricted stock unit awards, all unvested restricted stock awards and all unvested performance stock unit awards shall continue to vest pursuant to their original vesting schedules. The agreements also provide for continuation of coverage under group health plans maintained by the Company, additional cash COBRA payments for six months (in the case of Mr. Clark only) and non-competition covenants.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A.

Respectfully submitted by the members of the Compensation Committee.

Ronald D. Brown (Chair)	Ernest W. Marshall, Jr.	Chantel E. Lenard

This Compensation Committee Report shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that LSI specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The following table sets forth information regarding compensation paid to the NEOs for fiscal 2024.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Option Awards (3)	Stock Awards (4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation (5)	Total

James A. Clark	2024	$728,269			$1,500,000	$352,800	$339,981	$156,548	$3,077,598
Chief Executive	2023	$708,000	-	-	$1,099,998	$840,000	$913,964	$169,125	$3,731,087
Officer	2022	$614,539	-	-	$939,363	$741,600	($190,023)	$345,754	$2,451,233

James E. Galeese	2024	$415,353			$540,000	$126,823	$125,369	$60,645	$1,268,190
EVP, Chief Financial Officer (6)	2023	$394,870	-	-	$350,003	$288,234	$345,753	$63,091	$1,441,952
	2022	$363,963	-	-	$325,747	$274,508	($76,371)	$86,018	$973,865

Thomas A. Caneris	2024	$386,679			$330,000	$117,532	$271,519	$79,781	$1,185,511
EVP, HR & General	2023	$383,368	-	-	$299,998	$279,839	$789,067	$88,514	$1,840,785
Counsel	2022	$353,360	-	-	$279,994	$266,513	($183,778)	$234,800	$950,889

(1)	Salary compensation represents the base salary paid during the fiscal year.

(2)	Bonus compensation represents the incentive and discretionary compensation expensed during the fiscal year and paid in the following fiscal year.

(3)

Stock option award compensation represents the grant date fair value which will be expensed for financial statement reporting purposes in accordance with FASB ASC Topic 71 (Compensation–Stock Compensation). There can be no assurance that the value realized from the exercise of stock options, if any, will equal the amount of ASC 718 compensation expense recorded. See discussion related to all assumptions made in the valuation of stock options in accordance with ASC 718 in Note 10 to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2024.

(4)

Stock awards in 2024 through 2022 to Messrs. Clark, Galeese and Caneris are comprised of RSU and PSU awards. The 2024 RSU awards are as follows: Mr. Clark of $600,000; Mr. Galeese of $216,000; and Mr. Caneris of $132,000. The 2024 PSU awards are as follows: Mr. Clark of $900,000; Mr. Galeese of $324,000; and Mr. Caneris of $198,000. The 2023 RSU awards are as follows: Mr. Clark of $439,999; Mr. Galeese of $140,001; and Mr. Caneris of $119,998. The 2023 PSU awards are as follows: Mr. Clark of $659,999; Mr. Galeese of $210,001; and Mr. Caneris of $180,000. The 2022 RSU awards are as follows: Mr. Clark of $375,744; Mr. Galeese of $130,000; and Mr. Caneris of $112,291. The 2022 PSU awards are as follows: Mr. Clark of $563,616; Mr. Galeese of $195,450; and Mr. Caneris of $168,436. For all years, RSU compensation represents the grant date fair value and PSUs at 100% of target payout. For the 2020 through 2023 years, PSUs, the minimum is 50% of target payout and the maximum is 150% of target payout. For the 2024, PSUs, the minimum is 50% of target payout and the maximum is 200% of target payout.

(5)	See the “All Other Compensation” table for an explanation of the amounts shown in this column.

(6)	Effective May 31, 2024, Mr. Galeese assumed the responsibilities as the Chief Accounting Officer.

ALL OTHER COMPENSATION

The following table describes each element of the All Other Compensation column for 2024 in the Summary Compensation Table.

Name	Fiscal Year	Life Insurance (1)	Qualified Retirement Plan or 401K Plan Contributions (2)	Non-qualified Deferred Compensation Plan Contributions (3)	Relocation Allowance	Total

	2024	$2,000	$8,625	$145,923		$156,548
James A. Clark	2023	$2,000	$7,625	$159,500	-	$169,125
	2022	$2,000	$10,919	$333,635	-	$345,754

	2024	$2,000	$8,625	$50,020		$60,645
James E. Galeese	2023	$2,000	$7,625	$53,466	-	$63,091
	2022	$2,000	$9,423	$75,395	-	$86,018

	2024	$2,000	$0	$77,781		$79,781
Thomas A. Caneris	2023	$2,000	$0	$86,514		$88,514
	2022	$2,000	$2,170	$181,430	-	$234,800

(1)	Life insurance represents the taxable premium associated with the Company’s group term life insurance program.

(2)	The amounts represent 401K plan matching contributions.

(3)	The amounts represent non-qualified deferred compensation employer matching contributions.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding all grants of plan-based awards made to the NEOs during fiscal 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock Option Awards: Number of Securities Underlying Options	Stock Unit Awards: Number of Securities Underlying Shares of Stock / Units (1)	Performance Stock Unit Awards: Number of Securities Underlying Awards (2)	Exercise or Base Price of Option and RSU Awards ($/share)	Grant Date Fair Value of Stock Option, RSU and PSU Awards

James A. Clark	8/16/23	$294,000	$588,000	$1,176,000	35,267	70,533	141,066	-	47,022	70,533	$12.76	$1,500,000

James E. Galeese	8/16/23	$105,686	$211,372	$422,743	12,696	25,392	50,784	-	16,928	25,392	$12.76	$540,000

Thomas A. Caneris	8/16/23	$97,944	$195,887	$391,774	7,759	15,517	31,034	-	10,345	15,517	$12.76	$330,000

(1)	RSUs vest over three years in equal annual installments.

(2)	PSUs cliff vest at the end of three years if certain adjusted EBITDA and RONA targets are met.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding unexercised stock options and unvested stock awards held by our NEOs as of June 30, 2024.

Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Pay Out Value of Unearned Shares, Units or Other Rights That Have Not Vested
James A. Clark	(4) 11/1/18 (2) 8/19/20 (3) 10/26/21 (7) 10/26/21 (3) 8/17/22 (7) 8/17/22 (3) 8/16/23 (7) 8/16/23	500,000 76,271 - - - - - -	- - - - - - - -	- - - - - - - -	$4.40 $6.80 - - - - - -	11/1/28 8/19/30 - - - - - -	- - - 15,349 - 42,725 - 47,022	- - - $222,100 - $618,231 - $680,408	- - 69,071 - 95,652 - 70,533 -	- - $999,457 - $1,384,084 - $1,020,613 -

James E. Galeese	(1) 6/12/17 (2) 8/17/17 (2) 8/16/18 (2) 8/21/19 (2) 8/19/20 (3) 10/26/21 (7) 10/26/21 (3) 8/17/22 (7) 8/17/22 (3) 8/16/23 (7) 8/16/23	32,874 21,701 38,386 75,606 22,586 - - - - - -	- - - - - - - - - - -	- - - - - - - - - - -	$9.15 $5.92 $4.94 $3.83 $6.80 - - - - - -	6/12/27 8/17/27 8/16/28 8/21/29 8/19/30 - - - - - -	- - - - - - 5,323 - 13,594 - 16,928	- - - - - - $77,024 - $196,705 - $244,948	- - - - - 23,952 - 30,435 - 25,392 -	- - - - - $346,585 - $440,394 - $367,422 -

Thomas A. Caneris	(5) 8/5/19 (1) 8/21/19 (2) 8/19/20 (3) 10/26/21 (7) 10/26/21 (3) 8/17/22 (7) 8/17/22 (3) 8/16/23 (7) 8/16/23	100,000 73,404 21,928 - - - - - -	- - - - - - - - -	- - - - - - - - -	$4.04 $3.83 $6.80 - - - - - -	8/5/29 8/21/29 8/19/30 - - - - - -	- - - - 4,587 - 11,652 - 10,345	- - - - $66,374 - $168,604 - $149,692	- - - 20,642 - 26,087 - 15,517 -	- - - $298,690 - $377,479 - $224,531 -

(1)	Stock options have a ten-year term and vest ratably over a four-year period beginning with the first anniversary date of grant.

(2)	Stock options have a ten-year term and vest ratably over a three-year period beginning on the first anniversary of the date of grant.

(3)	PSUs are unearned and vesting of the PSUs is subject to the achievement of three-year performance objectives.

(4)	Inducement Grant of Performance Stock Options made as part of the executive’s initial employment with the Company.

(5)	Inducement grant of Stock Options made as part of the executive’s initial employment with the Company.

(6)

RSUs granted on August 19, 2020 vest over a three-year period as follows: (a) 50% on the first anniversary of the award; (b) 25% on the second anniversary of the award; and (3) 25% on the third anniversary of the award. Upon vesting, share certificates are issued and accrued cash dividends are paid to the executive.

(7)

RSUs granted after August 19, 2020 vest ratably over a three-year period beginning on the first anniversary of the date of grant. Upon vesting, share certificates are issued and accrued cash dividends are paid to the executive.

OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of the NEOs on option exercises, and RSU and PSU vesting, during fiscal 2024, including the number of shares acquired upon vesting and the value realized.

Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting

James A. Clark	-	-	122,421	$1,698,643

James E. Galeese	18,421	$155,982	33,574	$475,450

Thomas A. Caneris	-	-	31,253	$440,225

NONQUALIFIED DEFERRED COMPENSATION

The Company has a Nonqualified Deferred Compensation Plan that allows for both employee contributions and company contributions.  This is a funded plan so that when contributions are made into the plan, they are 100% invested in Common Stock of the Company.  A group of employees of the Company having an annual base salary above a certain limit are invited to defer up to 20% of their salary or bonus into this plan.  The Company makes a matching contribution equal the amount contributed by the employee. A Company make-up contribution will also be made into the plan on behalf of the named executives at the same percentage as in the Company’s qualified retirement plan for any salary and bonus compensation not receiving a benefit in the qualified retirement plan due to ERISA imposed limits on covered compensation or because the executive elected to defer salary and/or bonus into the deferred compensation plan.  The following table provides information relating to the activity in the Deferred Compensation Plan accounts of the NEOs during fiscal 2024 and the aggregate balance of the accounts as of June 30, 2024.

Executive	Executive Contributions in Fiscal 2024 (1)	LSI Contributions in Fiscal 2024	Aggregate Earnings in Fiscal 2024 (2)	Aggregate Withdrawals / Distributions in Fiscal 2024	Aggregate Balance at June 30, 2024 (3)

James A. Clark	$145,789	$145,789	$339,981	-	$2,677,996

James E. Galeese	$50,020	$50,020	$125,369	-	$987,626

Thomas A. Caneris	$77,709	$77,709	$271,519	-	$2,111,585

(1)	NEO’s contributions are included as part of the NEO’s salary in all years represented in the Summary Compensation Table.

(2)

Aggregate earnings are included as part of each NEO’s change in nonqualified deferred compensation earnings in the Summary Compensation Table. Aggregate earnings represent the change in the market price the Company’s Common Shares as all account balances in the Plan are invested in Common Shares.

(3)

NEOs and other Plan participants are fully vested in their plan account balances. Participants may receive installment or lump sum distributions upon termination of employment from the Company (not before a date which is six months after termination for the NEOs). There is also a provision for hardship distributions in the event of an unforeseeable emergency that would result in a severe financial hardship to the participant. All distributions are made in Common Shares.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Effective January 26, 2021, the Company entered into Change in Control Agreements and Supplemental Benefits Agreements with each of the following executive officers: James A. Clark, Chief Executive Officer; James E. Galeese, Executive Vice President and Chief Financial Officer; and Thomas A. Caneris, Executive Vice President, Human Resources and General Counsel.

The Change in Control Agreements provide that if the executive’s employment terminates during a change in control period (generally defined as the twenty-four months after a change in control) other than in connection with death, disability, “cause” or “good reason,” (each as defined in such agreements), he is entitled to a severance payment equal to a multiple of his then-current base salary plus his target bonus for the severance period. The multiple for Mr. Clark is two and one-half times; the multiple for each of Mr. Galeese and Mr. Caneris is two times. The agreements provide for continued participation in medical and dental plans, with full COBRA payments to be paid by the Company. The agreements also provide that in the event of a change in control and upon a subsequent qualifying termination of employment, unless the successor company agrees to assume, replace or substitute the executive’s stock options, restricted stock awards, and/or restricted stock unit awards (“RSUs”), such awards shall become vested in full and exercisable in their entirety. The agreements further provide that in the event of a change in control all performance stock units granted to the executive will convert at the target performance level into time-based RSUs vesting in equal installments over three years.

The Supplemental Benefits Agreements provide that if the executive’s employment is terminated by the Company without “cause” or the executive terminates his employment for “good reason” (each as defined in such agreements), at any time outside of a change in control period (generally defined as the twenty-four months after a change in control), the executive is entitled to a severance payment equal to a multiple of the sum of one year of base salary and his annual target bonus. The multiple for Mr. Clark is one and one-half times; the multiple for each of Mr. Galeese and Mr. Caneris is one time. The agreements provide that if the executive’s employment is terminated by the Company without “cause,” the executive terminates his employment for “good reason” or in the event of the executive’s retirement when the executive satisfies applicable retirement criteria, or in the event of executive’s death or disability: (A) all unvested stock options (other than stock options that may vest upon the achievement of performance conditions) shall immediately and without further action become fully vested; and (B) all unvested stock options that may vest upon the achievement of performance conditions, all unvested restricted stock unit awards, all unvested restricted stock awards and all unvested performance stock unit awards shall continue to vest pursuant to their original vesting schedules. The agreements also provide for continuation of coverage under group health plans maintained by the Company, additional cash COBRA payments for six months (in the case of Mr. Clark only) and non-competition covenants.

Equity Award Acceleration

The terms of stock options granted under all of LSI’s shareholder approved equity compensation plans generally provide for the acceleration of vesting upon a change in control or upon the executive officer’s death, disability or retirement.

Equity Acceleration on Change in Control

Upon a Change of Control event, all unvested equity grants made to a NEO will immediately vest. PSUs granted under the 2019 Omnibus Plan will vest at target. The Company’s Amended and Restated 2012 Stock Incentive Plan gives the Board of Directors alternatives on converting the PSU awards to buyer securities, cash payment, etc., and are not included in the table below. In general, a change in control occurs if (i) a person or entity acquires 25% or more of the Company’s Common Shares or (ii) a majority of the Board is replaced in any one-year period other than by new directors approved by two-thirds of the existing directors.

Equity Acceleration on Death, Disability or Retirement

If an NEO’s employment with the Company is terminated by reason of death, disability or retirement, his stock options will vest in full and become immediately exercisable.

As of June 30, 2024, the current NEOs held the following amounts of unvested Stock Options, RSUs and PSUs:  Mr. Clark, 105,096 RSUs and 235,256 PSUs; Mr. Galeese, 35,845 RSUs and 79,779 PSUs; and Mr. Caneris, 26,584 RSUs and 62,246 PSUs. The closing market price of the Company’s Common Shares was $14.47 per share on June 30, 2024.   Any value reported in the table below relates only to those unexercised stock options (whether vested or unvested) having an exercise price less than the June 30, 2024 closing market price. The following table shows the potential payments, other than those generally available to all salaried employees, that would be payable to each NEO assuming a qualifying change in control or other triggering event had occurred on June 30, 2024.

Name (1)	Payments Under Change in Control Policy	Aggregate Value of Vested Equity Awards	Aggregate Value of Unvested Equity Awards	Deferred Compensation Plan Account Balances

James A. Clark	$3,307,500	$5,925,422	$5,105,280	$2,677,996

James E. Galeese	$1,268,229	$1,965,654	$1,734,360	$987,626

Thomas A. Caneris	$1,175,322	$2,095,732	$1,332,450	$2,111,585

Equity Compensation Plan Information

The following presents information about the Company’s equity compensation plans as of June 30, 2024.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under plans (excluding securities in column (a)) (c)
Equity compensation plans approved by security holders	2,481,522	$4.8	1,944,773
Equity compensation plans not approved by security holders	-	-	-
Total	2,481,522	$4.8	1,944,773

CEO PAY RATIO DISCLOSURE

As of June 30, 2024, the Company’s employee population consisted of approximately 1,900 individuals. The Company did not exclude any employees from our determination of the median employee. The Company determined the compensation of its median employee for this purpose by: (i) calculating the annual total compensation based on the W-2 Box 1 amount for each of its employees; (ii) wages and salaries were annualized for those employees who were not employed for the full fiscal year based on their applicable work schedules; (iii) ranking the annual total compensation of all employees (excluding the PEO) from highest to lowest. The median amount was selected from the annualized list.

The Company is providing disclosure of the ratio of the annual total compensation of its principal executive officer (“PEO”) to its median employee’s annual total compensation as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K. For purposes of the disclosure required by Item 402(u), the Company is referencing the compensation of the Company’s Chief Executive Officer, James A. Clark. Mr. Clark’s annual total compensation for fiscal 2024 was $3,077,598. The median employee’s (excluding the PEO) annual total compensation for fiscal 2024 was $40,000.

The median employee for fiscal 2024 was a non-exempt, full-time employee located in the United States. Therefore, the Company reasonably estimates that the fiscal 2024 of the PEO’s annual total compensation to the annual total compensation of our median employee was 76.9 to 1.

Under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans may differ by country even within the same company. As such, the Company’s pay ratio may not be comparable to the pay ratio reported by other companies.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the following table reports the compensation of our Principal Executive Officer (PEO), and the average compensation of our other Named Executive Officers (Other NEOs) as reported in the Summary Compensation Table for the past three fiscal years, as well as their “compensation actually paid”(“CAP”) as calculated pursuant to recently adopted SEC rules and certain performance measures required by such rules.

					Value of Initial Fixed $100			Company
								Selected Measure
Fiscal Year (1) (a)	Summary Compensation Table Total for PEO (2) (b)	Compensation Actually Paid to PEO (3) (c)	Average Compensation Table Total for Other NEOs (4) (d)	Average Compensation Actually Paid to Other NEOs (3) (e)	LYTS Total Stockholder Return (f)	Peer Group Total Stockholder Return (g)	GAAP Net Income ($ mil.) (6) (h)	Adj. EBITDA ($ mil.) (7) (i)
2024	$3,077,598	$4,223,123	$1,225,195	$1,474,215	$243	$200	$25.0	$51.4
2023	$3,731,087	$6,402,557	$1,431,921	$1,585,393	$208	$165	$25.8	$51.6
2022	$2,451,233	$2,316,647	$803,367	$790,710	$100	$119	$15.0	$35.1
2021	$2,150,425	$3,299,030	$844,832	$1,100,678	$127	$151	$5.9	$21.1

(1)	NEOs included in these columns reflect the following:

Fiscal Year	PEO	Non-PEO NEOs
2024	James A. Clark	James E. Galeese and Thomas A. Caneris
2023	James A. Clark	James E. Galeese, Thomas A. Caneris, and Jeffrey S. Bastian
2022	James A. Clark	James E. Galeese, Thomas A. Caneris, Michael C. Beck, and Jeffrey S. Bastian
2021	James A. Clark	James E. Galeese, Thomas A. Caneris, Michael C. Beck, and Jeffrey S. Bastian

(2)	The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Clark for each corresponding year in the "Total" column of the Summary Compensation table.

(3)

The dollar amounts reported in this column represent the amount of “compensation actually paid” to the PEO and Other NEOs, as computed in accordance with Item 402(v) of Regulation S-K, with dividends already accounted for in the fair value of equity awards. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO or Other NEOs during the applicable year. In accordance with the requirements, the following adjustments were made to the PEO and Other NEOs’ total compensation for each year to determine the "compensation actually paid":

	Fiscal Year 2024		Fiscal Year 2023		Fiscal Year 2022		Fiscal Year 2021
	PEO ($)	Other NEOs ($)	PEO ($)	Other NEOs ($)	PEO ($)	Other NEOs ($)	PEO ($)	Other NEOs ($)
Summary Compensation Table Total	$3,077,598	$1,225,195	$3,731,087	$1,431,921	$2,451,233	$803,367	$2,150,425	$844,832
Less Change in Pension Value Reported in Summary Compensation Table	$339,981	$198,444	$913,964	$499,678	($190,023)	($121,449)	$20,660	$35,175
Less Stock Award and Option Value Reported in Summary Compensation Table for the Fiscal Year(a)	$1,500,000	$435,000	$1,099,998	$263,334	$939,363	$224,861	$720,355	$185,775
Plus (Less) Fair value of Equity Awards Granted During Fiscal Year that are Outstanding and Unvested at End of Fiscal Year(b)	$1,724,532	$500,115	$2,034,199	$486,977	$945,810	$207,974	$1,104,237	$272,633
Plus (Less) Fair value of Equity Awards Granted in Any Prior Fiscal Year that are Outstanding and Unvested at End of Fiscal Year	$1,040,792	$314,375	$1,569,428	$378,507	($379,279)	($95,786)	$785,383	$187,709
Plus Fair Value at Vesting Date of Awards Granted and Vested During the Fiscal Year	$0	$0	$0	$0	$0	$10,270	$0	$0
Plus (Less) Change in Fair Value of Equity Awards granted in Prior Fiscal Years that Vested During the Fiscal Year	$220,182	$67,974	$1,081,804	$51,000	$48,223	($31,702)	$0	$16,453
Compensation Actually Paid (CAP)	$4,223,123	$1,474,215	$6,402,557	$1,585,393	$2,316,647	$790,710	$3,299,030	$1,100,678

(a)	The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” columns in the Summary Compensation Table for the applicable year.

(b)

In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards to our NEOs were measured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above.

(4)	The dollar amounts reported in this column are the average amounts of total compensation reported for Other NEOs for each corresponding year in the "Total" column of the Summary Compensation table.

(5)	The Company is using as its Peer Group the S&P 600 Building Products Index, which is an index used by the Company for purposes of disclosure in its Form 10-K under Item 201(e) of Regulation S-K.

(6)	The dollar amounts reported represent the amount of net income reflected in our consolidated audited financial statements for the applicable year.

(7)

EBITDA was chosen as the “Company Selected Measure”, as it represents the most important financial performance measure used to align compensation actually paid to the PEO and other NEOs in 2023 to the Company's performance:

Tabular List of Company Performance Measures

We design our executive compensation plans to help attract, motivate, reward, and retain highly qualified executives who can create and sustain value for our shareholders. The metrics and performance criteria used in our short- and long-term incentive plans were selected based on their link to shareholder value creation over the long-term. The most important financial performance metrics used to link pay and performance for the most recently completed fiscal year are:

Most Important Performance Measures
Adjusted EBITDA
Net Sales
Return on Net Assets (RONA)

RELATIONSHIP BETWEEN CAP AND PERFORMANCE MEASURES

In the “Compensation Discussion and Analysis” section of this proxy statement, we provide greater detail on the elements of our executive compensation program and our “pay-for-performance” compensation philosophy. We believe the Company’s executive compensation program and the executive compensation decisions included in the Summary Compensation Table and related disclosures appropriately reward our PEO and the Other NEOs for Company and individual performance, assist the Company in retaining our senior leadership team and support long-term value creation of our shareholders.

Compensation Actually Paid versus Total Shareholder Return

We use a variety of quantitative and qualitative metrics to align compensation with our performance and the value we are delivering to our shareholders. The graph below reflects the relationship between the CAP for the PEO and the average Other NEOs versus the Company's TSR and the peer group TSR, assuming an initial fixed investment of $100 for the fiscal years ended June 30, 2024, 2023, 2022 and 2021.

Compensation Actually Paid versus Net Income

Although Net Income is a required metric for purposes of the Pay Versus Performance Table (PVP Table), it is not a measure we use in our short- or long-term incentive plan and is not a factor the Committee considers in determining pay for our NEOs. The graph below presents CAP and Net Income for each of the four fiscal years reported in the PVP Table.

Compensation Actually Paid versus Adjusted EBITDA

The graph below reflects the relationship between the PEO and Average Other NEOs CAP and the Company’s Adjusted EBITDA metric for each of the four fiscal years reported in the PVP Table.

CORPORATE GOVERNANCE

The Company is an Ohio corporation and is governed by the corporation laws of the State of Ohio.  The Company’s Common Shares are publicly traded on the NASDAQ Global Select Market and the Company files reports with the Securities and Exchange Commission. The Company is also subject to NASDAQ rules as well as various provisions of federal securities laws, the Sarbanes-Oxley Act, and the Dodd-Frank Act.  In accordance with NASDAQ rules, the Board of Directors affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the elements of independence set forth in the NASDAQ listing standards and Exchange Act rules. The Company’s Director Independence Standards are available on the Company’s website, www.lsicorp.com. Based on these standards, the Board determined that each of the following members of the Board are independent:  Mr. Beech, Mr. Brown, Ms. Hanson, Ms. Lenard, Mr. Marshall, Jr. and Mr. O'Gara.

Board of Directors

The Board of Directors elects or appoints the Company’s executive officers to manage the Company’s business operations and oversees the management of the Company on behalf of its shareholders.  It reviews the Company's long-term strategic plans and exercises direct decision-making authority in all major corporate decisions, such as acquisitions or divestitures, the declaration of dividends, major capital expenditures and the establishment of critical corporate policies.

The Executive Committee is responsible, during the intervals between meetings of the Board of Directors, for exercising all the powers of the Board of Directors in the management and control and the business of the Company to the extent permitted by law.

The Board of Directors held five (5) meetings during fiscal 2024 either in person or telephonically.   The independent Directors discussed matters in executive session at the end of certain Board meetings, Executive Committee meetings and other Committee meetings, in each instance without the presence of the Company's senior management executives.

Each member of the Board of Directors is expected to attend the Annual Meeting.  Each Board member who was a Board member at the time of the Company’s 2023 Annual Meeting attended the meeting.  Each Board member attended at least 75% of the aggregate of all meetings of the Board, Board Committees of which she or he was a member and independent Director meetings.

Shareholders may communicate with the Board or any individual member of the Board on matters of concern by mail addressed to the Corporate Headquarters at 10000 Alliance Road, Cincinnati, Ohio 45242 or through the Company’s website at www.lsicorp.com, in each case to the attention of the Secretary of the Company.

Board Leadership Structure

Mr. O’Gara, a non-employee independent director, serves as Chairman of the Board of Directors and has served on the Board since 1999. The Board believes that this structure is currently an appropriate leadership model for the Company’s size and the history and nature of its business operations. He is intimately familiar with the Company’s business and in a good position to identify and evaluate strategic issues facing the Company.

As noted above, the Board of Directors is currently comprised of seven members, six of whom are non-employee directors who meet the NASDAQ Guidelines for independence and who meet periodically in executive session, factors which help ensure independent oversight of the Company. The Board of Directors recognizes that no single leadership model is right for all companies at all times, and for this reason, the Nominating and Corporate Governance Committee, working closely with the entire Board, periodically considers the Company’s current leadership structure, as well as alternative structures, in its review of overall Board composition and succession planning.  The Board has determined that the Company’s leadership structure is appropriate given the scope of its business, the nature and allocation of the responsibilities of the CEO and the other NEOs and the views of the Company’s shareholders as evidenced by the voting results of recent Board elections.

Risk Oversight

The Company believes the role of management, including the NEOs, is to identify and manage risks confronting the Company.  The Board of Directors also plays an integral part in overseeing the processes used by management to identify and report these risks, if any, and in monitoring corporate actions so as to confine risk to appropriate levels.  The Board of Directors and each Board committee frequently engages in the discussion of risks facing the Company at their regularly scheduled meetings.

The Company’s leadership structure and overall corporate governance model is designed to aid the Board in its oversight of risk management.  For example: the Audit Committee serves a key risk oversight function in carrying out its review of the Company’s financial reporting and internal reporting processes, as required by the Sarbanes-Oxley Act of 2002; the Compensation Committee helps oversee risks relating to the Company’s executive compensation plan; and the Nominating and Corporate Governance Committee contributes to the overall risk oversight process by periodically reviewing the Company’s Board committee charters and evaluating potential Director nominees.

DIRECTOR COMPENSATION

The compensation program for the Company’s non-employee Directors has been approved by the Nominating and Corporate Governance Committee and the Board of Directors. During Fiscal 2024, non-employee Director annual compensation, was as follows: $125,000, of which $65,000 is comprised of Common Shares and the remainder is cash. In addition, Committee Chairs receive the following amounts annually: Audit Committee Chair $17,500; Compensation Committee Chair $15,500; Nominating and Corporate Governance Committee Chair $13,500. The Chairman of the Board receives a $50,000 annual retainer. Directors who are employees of the Company do not receive any compensation for serving as a member of the Board of Directors. Effective in fiscal 2024, the compensation program for the Company’s non-employee Directors was changed by the Board of Directors to increase compensation as follows: $135,000, of which $75,000 is comprised of Common Shares and the remainder is cash. In addition, Committee Chairs receive the following amounts annually: Audit Committee Chair $20,000; Compensation Committee Chair $15,500; Nominating and Corporate Governance Committee Chair $13,500. The Chairman of the Board receives a $65,000 annual retainer. Directors who are employees of the Company do not receive any compensation for serving as a member of the Board of Directors.

The following table sets forth information regarding compensation paid by the Company to its non-employee Directors during fiscal 2024.

Name (1)	Fees Earned or Paid In Cash (2)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Robert P. Beech	$73,500	$75,000	--	--	--	--	$148,500
Ronald D. Brown	$75,500	$75,000	--	--	--	--	$150,500
Amy L. Hanson	$80,000	$75,000	--	--	--	--	$155,000
Chantel E. Lenard	$60,000	$75,000	--	--	--	--	$135,000
Wilfred T. O'Gara	$125,000	$75,000	--	--	--	--	$200,000
Ernest W. Marshall, Jr.	$60,000	$75,000	--	--	--	--	$135,000

(1)	The table includes all non-employee directors of the Company in fiscal 2023.

(2)

Stock awards are made to each non-employee director quarterly as part of the annual retainer. The annual value of Common Shares awarded, based upon the closing price on the first business day of each calendar quarter, is equal to approximately $75,000 in fiscal 2024.

Non-Employee Director Stock Holding Requirements

The Company maintains Stock Ownership and Retention Guidelines (the “Guidelines”) applicable to non-employee directors. All non-employee directors are in compliance with the guidelines. The Guidelines require the following stock ownership multiples:

Non-employee Director	Multiple of Annual Retainer
Robert P. Beech	3x
Ronald D. Brown	3x
Amy L. Hanson	3x
Chantel E. Lenard	3x
Wilfred T. O’Gara	3x
Ernest W. Marshall, Jr.	3x

Each non-employee director subject to the Guidelines has five years from the date of election to be in compliance with the Guidelines. Any non-employee director who is not in compliance with the Guidelines is required to retain 100% of the net shares received as a result of the exercise of stock options or vesting of time-based restricted stock, if applicable, until their respective ownership guidelines are met. The Guidelines provide that the Compensation Committee may reduce or waive the ownership guidelines for any non-employee director as such non-employee director approaches retirement or upon the occurrence or development of other circumstances as the Compensation Committee may determine in its discretion.

Once a non-employee director satisfies the minimum share requirement in the Guidelines, such non-employee director must continue to satisfy such requirement for as long as such non-employee director remains a non-employee director. However, once a non-employee director satisfies the minimum share requirements in the Guidelines, such minimum share requirement shall be deemed to have been forever met even if the trading price of the Company’s shares declines unless the non-employee director disposes of shares.

COMMITTEES OF THE BOARD

The Board of Directors has designated the committees described below to help carry out Board responsibilities.  In particular, each Board Committee works on key issues in greater detail than would be possible at a meeting of the entire Board of Directors.  Each Committee reviews the results of its meetings with the entire Board of Directors.  Each Committee, other than the Executive Committee, has a charter approved by the Board of Directors. The Committee Charters are available on the Company’s website, www.lsicorp.com.

The Board of Directors reviewed, approved and adopted the LSI Industries Inc. Code of Ethics in 2004 and amended the Code of Ethics in 2021.  There have been no waivers granted to executive officers, managers or employees.  The Company's Code of Ethics is available as Exhibit 14 to the Form 10-K filed for the fiscal year ended June 30, 2021 and is posted on the Company’s website, www.lsicorp.com.  The Company intends to post on its website within four business days any amendments or waivers to the Code of Ethics.

Each of the following Committees, except for the Executive Committee, is composed of non-employee Directors each of whom meets the relevant independence requirements established by NASDAQ and the Sarbanes-Oxley Act that apply to their assignments. Set forth below is the composition of each of the current standing Committees of the Board as of June 30, 2024, as well as the number of times each committee met during the fiscal year.

The Executive Committee

The Executive Committee was composed of Messrs. O’Gara (Chair), Brown, and Clark as of June 30, 2024 and did not meet during fiscal 2024.

The Audit Committee

The Audit Committee was composed of Ms. Hanson (Chair), Mr. Beech, and Ms. Lenard as of June 30, 2024. All of the Audit Committee members are independent directors under NASDAQ independence standards, and each satisfies the NASDAQ financial literacy requirements. Ms. Hanson has been designated as an Audit Committee financial expert by the Board of Directors and meets all requirements as a financial expert as established by the Securities and Exchange Commission. The Audit Committee met four (4) times in fiscal 2024.

The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the Company's independent registered public accounting firm, Grant Thornton LLP.  The Audit Committee also evaluates information received from both Grant Thornton and management to determine whether the auditor is independent of management.  The independent registered public accounting firm reports directly to the Audit Committee.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the following:

●	The financial reports and other financial information provided by the Company to any governmental body or the public;

●	The Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established; and

●	The Company’s auditing, accounting and financial reporting processes generally.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints concerning accounting, internal controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

The Audit Committee approves all audit and non-audit services performed for the Company by its independent registered public accounting firm prior to the time that those services are commenced.  The Chairman also has the authority to approve these services between regularly scheduled meetings.  In this event, the Chairman reports approvals made by her to the full Committee at each of its meetings.  For these purposes, the Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

The Company adheres to a policy that limits the scope of consulting services that may be provided by the independent registered public accounting firm that performs the annual audit.  This policy draws a distinction between audit, audit-related and non-audit services, and prohibits the independent registered public accounting firm from performing certain non-audit services.  The Company will not use its independent registered public accounting firm to perform certain non-audit-related services such as non-financial or management consulting services, business strategy consulting, information technology consulting, internal audit, price allocation appraisals and fairness opinions.  Audit-related and tax consulting services that will be permitted include: 401(k) plan audit, securities registration and reporting, tax compliance and planning, advice on the application of accounting policies, guidance on acquisition accounting and assistance with due diligence audits.

The Audit Committee approves engagement letters from the Company's independent registered public accounting firm for the major components of their services rendered, such as the year end audit, audit of the Company's 401(k) plan, tax compliance work, and other related audit work.  All other services are approved in advance on a project-by-project basis by the Audit Committee, acting through its Chairman, and are subsequently additionally approved by the Audit Committee itself following its quarterly detailed review and discussion of fees from the Company's independent registered public accounting firm.

The Audit Committee has advised the Company it has determined that the non-audit services rendered by Grant Thornton LLP in fiscal 2024 were compatible with maintaining its independence during fiscal year 2024.

Report of the Audit Committee

The Audit Committee engaged Grant Thornton LLP, an independent registered public accounting firm, to conduct fiscal 2024 audits for the purpose of expressing an audit opinion on the conformity of the audited year-end financial statements with accounting principles generally accepted in the United States, as well as an audit opinion on the Company’s system of internal control over financial reporting.  The Committee also discussed with Grant Thornton LLP the overall scope and plan for their audit.  Following these audits, the Audit Committee reviewed with Grant Thornton LLP the firm’s judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States and the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB). The Committee also reviewed with Grant Thornton LLP their assessment of the Company’s system of internal control over financial reporting.

Grant Thornton LLP also provided to the Audit Committee a letter containing the written disclosures required by applicable requirements of the PCAOB with respect to Grant Thornton LLP's communications with the Audit Committee concerning Grant Thornton LLP’s independence.  This letter from Grant Thornton LLP confirms that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws and the requirements of the Public Company Accounting Oversight Board.  The Audit Committee discussed with Grant Thornton LLP that firm's independence and has advised Company management that it has determined that the services rendered by Grant Thornton LLP during fiscal year 2023 were compatible with maintaining its independence as the Company’s auditors.

The Audit Committee reviewed and discussed with management the Company’s audited financial statements for the year ended June 30, 2024.  In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2024 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee.

Amy L. Hanson (Chair)	Robert P. Beech	Chantel E. Lenard

The Compensation Committee

The Compensation Committee was composed of Mr. Brown (Chair), Ms. Lenard and Mr. Marshall, Jr. as of June 30, 2024 and met six (6) times during fiscal 2024. In discharging the responsibilities of the Board of Directors relating to compensation of the Company’s Chief Executive Officer and other senior executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of the Company’s Chief Executive Officer and other senior executive officers and (ii) to oversee the Company’s compensation plan, policies and programs, including its incentive plans and benefit plans and programs. The Compensation Committee approves, adopts and administers the Company’s short-term incentive compensation plan, its long-term incentive compensation plan, 2019 Omnibus Plan and all awards granted thereunder, including amendments to the plans or such awards. The Committee also performs such duties and responsibilities under the terms required by any executive compensation plan, incentive compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Committee has from time to time considered the advice of independent compensation advisors and consultants to assist in the evaluation of the Company’s executive compensation plan and practices. Beginning in 2017, the Committee retained FW Cook as a consultant to provide assistance to the Committee in connection with its review of compensation for the Company’s NEOs, including the Chief Executive Officer. The Committee believes that it has the necessary resources available to: (i) survey the compensation practices of the Company’s peer group and industry reference companies; and (ii) review other relevant market and industry data and developments.

The Company’s executive compensation plan is designed to support the corporate objective of maximizing the long-term value of the Company for its shareholders. To achieve this objective, the Compensation Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance and shareholder interests. The methods by which the Committee believes the Company's long-term objectives can be achieved are through an appropriate mix of base salary, an annual cash incentive compensation plan and a long-term equity-based incentive compensation plan.

The Compensation Committee processes and procedures for the consideration and determination of executive compensation are discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was composed of Mr. Beech (Chair), Ms. Hanson and Mr. O’Gara as of June 30, 2023 and met five (5) times during fiscal 2024. The Committee is responsible for nominating individuals for election as members of the Board of Directors at each Company annual shareholder meeting and to fill any Board vacancies that may arise between annual shareholder meetings.  The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the Secretary of the Company.  The Committee takes into account, among other factors which it may deem appropriate, the judgments, skill, diversity, business experience, and the needs of the Board of Directors as its function relates to the business of the Company. The Committee also met once during fiscal year 2025 in order to nominate the slate of director candidates for election at the Company’s 2024 Annual Shareholder Meeting as set forth in this Proxy Statement and to discuss other corporate governance matters.

The Nominating and Governance Committee did not seek the recommendation of any of the director candidates named in this Proxy Statement, nor did it receive a recommendation from any shareholder, non-management director, executive officer or third-party search firm in connection with its own approval of such candidates. The Committee is also responsible for advising the Board of Directors on changes in Board compensation. The CEO provides input and recommendations to the Nominating and Corporate Governance Committee with respect to the compensation to be paid to the non-employee members of the Board.

A shareholder who desires to nominate director candidates for election at an annual meeting must submit to the Secretary of LSI a written notice with the information required by Article III, Section 2 of LSI’s Amended and Restated Code of Regulations at least ninety and no more than 120 days prior to the date of such annual meeting, or July 8, 2024. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2024 annual meeting must provide notice that sets forth the information required by Securities Exchange Act Rule 14a-19(b) which must be received by LSI no later than July 8, 2024. We also note that the information required under Rule 14a-19 must include a statement that the shareholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. If any change occurs with respect to the shareholder’s intent to solicit the holders of shares representing at least 67% of such voting power, the shareholder shall notify LSI promptly.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has ever been an officer or employee of the Company, except that Mr. Brown served as Interim Chief Executive Officer of the Company from April 23, 2018 to November 1, 2018. No member of the Compensation Committee is or was a participant in any related person transaction in the Company’s most recently ended fiscal year. See the section titled “Related Person Transactions” in this Proxy Statement for a description of the Company’s policy on related person transactions. No member of the Compensation Committee is an executive officer of another entity, at which one of our executive officers serves on the Board of Directors. No Named Executive Officer serves as a board member or as a committee member of any company of which any of the Company’s non-employee Board members are executive officers.

RELATED PERSON TRANSACTIONS

NASDAQ rules require the Company to conduct an appropriate review of all related party transactions (those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent Directors. As a result, the Audit Committee annually reviews all such related party transactions and approves each related party transaction if it determines that it is in the best interests of the Company. In considering the transaction, the Committee may consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (vi) the overall fairness of the transaction to the Company. The Company adheres to its written policy described above for potential related person transactions and approval of such related person transactions is also evidenced by internal Company resolutions where applicable and/or our practice of approving transactions in this manner.

OTHER MATTERS

The Company is not aware of any other matters to be presented at the 2024 Annual Meeting other than those specified in the Notice.

QUESTIONS

Any questions or requests for additional information about the 2024 Annual Meeting may be directed to:

LSI Industries Inc.

Attention: Mr. Thomas A. Caneris,

Executive Vice President, Human Resources, General Counsel and Secretary

10000 Alliance Road

Cincinnati, Ohio 45242

(513) 793-3200

For information about share ownership, please contact Computershare Investor Services, LLC at (866) 243-7347. The Company website is www.lsicorp.com; website materials are for general information only and are not part of this proxy solicitation.

By order of the Board of Directors

Dated: September 16, 2024	/s/ Thomas A. Caneris
Thomas A. Caneris
Secretary

ANNEX A

NON-GAAP MEASURES

Non-GAAP Financial Measures

We believe it is appropriate to evaluate our performance after making adjustments to the as-reported U.S. GAAP net income. Adjusted net income, which excludes the impact of acquisition costs, stock compensation expense, severance costs and restructuring and plant closure (gains) costs is a Non-GAAP financial measure. Also included below are Non-GAAP financial measures including Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA,” as well as “Adjusted EBITDA” and “Adjusted Cumulative EBITDA”), and Return on Net Assets (“RONA”). We believe that these adjusted supplemental measures are useful in assessing the operating performance of our business. These supplemental measures are used by our management, including our chief operating decision maker, to evaluate business results. We exclude these items because they are not representative of the ongoing results of operations of our business. These Non-GAAP measures may be different from Non-GAAP measures used by other companies. In addition, the Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should only be used to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA, Adjusted Cumulative EBITDA and RONA.

LSI Short Term Incentive Plan
Reconciliation of operating income to EBITDA, Adjusted EBITDA
EMI Excluded
(In thousands)	2024

Operating Income as reported	$ 34,781

Depreciation and Amortization	9,455

EBITDA	$44,236

Acquisition costs	1,001

Stock compensation expense	4,380

Severance costs	539

Consulting expense: Commercial Growth Initiatives	-

Adjusted EBITDA	$ 50,156

LSI Long Term Incentive Plan Reconciliation of operating income to EBITDA, Adjusted EBITDA, and Cumulative EBITDA

	EMI Excluded
(In thousands)	2024	2023	2022

Operating Income as reported	$ 34,781	$ 37,028	$ 21,201

Depreciation and Amortization	9,455	9,664	10,118

EBITDA	$ 44,236	$ 46,692	$31,319

Acquisition costs	1,001	-	473

Stock compensation expense	4,380	3,998	3,288

Severance costs	539	66	11

Consulting expense” Commercial Growth Initiatives	-	864	-

Adjusted EBITDA	$ 50,156	$ 51,620	$35,091

Adjusted Cumulative EBITDA		$ 136,687

Reconciliation of net income to adjusted net income
	EMI Excluded
(In thousands)	2024		2023

Net Income as reported	$25,101		$25,762
Acquisition Costs	735	(3)	-

Long-Term Performance Based Compensation	3,272	(1)	2,879	(4)

Severance costs	396	(2)	51	(5)

Consulting Expense: Commercial Growth Opportunities			707	(6)

Net Tax impact due to the Distribution of Shares from the Company’s Long-Term Performance Based Compensation Plan	(755)		(404)

Net Income adjusted	$ 28,749		$28,997

Net property, plant and equipment (excluding finance leases)	24,735		24,313

Total current assets	134,813		296,149

Total current liabilities	64,197		76,562

RONA	30.15%		26.09%

RONA = Adjusted net income / Sum of Net property, plant and equipment and Working Capital

Income tax effects of the adjustments in the table above:
(1) $1,108
(2) $143
(3) $1266 (4) $1,119 (5) $15 (6) $157

LSI INDUSTRIES INC.
ATTN: TOM CAMERIS
10000 ALLIANCE RD.
CINCINNATI, OH 45242

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1 1

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 11/04/2024 for shares held directly and by 11:59 P.M. ET on 11/03/2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/LYTS2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 11/04/2024 for shares held directly and by 11:59 P.M. ET on 11/03/2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	
	CONTROL # → 0000000000000000
	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	○	○	○

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01) Robert P. Beech 02) Ronald D. Brown 03) James A. Clark 04) Amy L. Hanson 05) Chantel E. Lenard
06) Ernest W. Marshall, Jr. 07) Wilfred T. O'Gara

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

02 0000000000

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.

0000651045_1 R1.0.0.6

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

SHARES
CUSIP #
SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10K Wrap are available at www.proxyvote.com

LSI INDUSTRIES INC.
PROXY FOR ANNUAL MEETING
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of LSI Industries Inc. hereby appoint(s) **James A. Clark and James E. Galeese,** or any one of them, proxies of the undersigned, each with the power of substitution and re-substitution, as the case may be, to vote all shares of common stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of LSI Industries Inc. to be held virtually on November 5, 2024 at 9:00 a.m., Eastern Time at www.virtualshareholdermeeting.com/LYTS2024 and any continuation, postponement or adjournment of such meeting on the matters specified below and in their discretion with respect to such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

0000651045_2 R1.0.0.6

Continued and to be signed on reverse side